Exhibit 21

Agere Subsidiaries

Domestic (U.S. Companies	Jurisdiction of Organization
Agere Systems American Parkway, L.P.	Delaware
Agere Systems Asia Pacific Inc.	Delaware
Agere Systems EMEA Inc.	Delaware
Agere Systems Holdings Inc.	Delaware
Agere Systems International LLC	Delaware
Agere Systems LVCC LLC	Delaware
Agere Systems Management Services Inc.	Delaware
Enable Semiconductor Inc.	California
Mustang Acquisition Corp.	Delaware
Optical Insurance Co.	Vermont

Foreign Companies
Agere Systems Australia Pty Ltd.	Australia
Agere Systems (Shanghai) Co. Ltd.	China
Agere Systems Trading (Shanghai) Co., Ltd.	China
Agere Systems Canada Corp.	Canada
Agere Systems Deutschland GmbH & Co. KG	Germany
Agere Systems Deutschland Verwaltungs GmbH	Germany
Agere Systems Espana SL	Spain
Agere Systems Hong Kong Ltd.	Hong Kong
Agere Systems India Pvt. Ltd.	India
Agere Systems Japan Ltd.	Japan
Agere Systems Korea Ltd.	Korea
Agere Systems Limited	U.K.
Agere Systems Microelectronics (Thai) Ltd.	Thailand
Agere Systems Nederland B.V.	Netherlands
Agere Systems Singapore Pte. Ltd.	Singapore
Agere Systems Investments Pte. Ltd.	Singapore
Agere Systems (Ireland) Limited	Ireland
Agere Systems (Ireland) Design Limited	Ireland
Agere Systems (Ireland) International Limited	Ireland
Agere Systems (Ireland) Research Limited	Ireland
Agere Systems (Spain) Technologies S.L.	Spain
Modem-Art Ltd.	Israel
Optimay GmbH	Germany